Registration No. 333-________

As filed with the Securities and Exchange Commission on November 21, 2018

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
 THE SECURITIES ACT OF 1933
______________________

Partner Communications Company Ltd.
 (Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS. Employer Identification No.)

8 Amal St.
Afeq Industrial Park
Rosh Ha’ayin 48103, Israel
(Address of principal executive offices) (Zip Code)

Amended and Restated 2004 Equity Incentive Plan
  (Full title of the plan)
_______________________________

 Puglisi and Associates
850 Library Avenue Suite 204
 Newark, Delaware 19711
(Name and address of agent for service)

 Copies to:
Perry Wildes, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.
One Azrieli Center
Tel Aviv 67021, Israel
+972-3-607-4444
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Ordinary Shares, nominal value NIS 0.01 per share, deposited as American Depositary Shares represented by American Depositary Receipts (1)	1,000,000	(3)	$4.86	(4)	$4,860,000	$590

(1)
American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), issuable upon deposit of the ordinary shares registered hereby, par value NIS 0.01 per share (“Ordinary Shares”), of Partner Communications Company Ltd. (the “Company”) are registered on a separate registration statement on Form F-6 (File No. 333-177621). Each ADS represents one (1) Ordinary Share.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 shall also cover any additional Ordinary Shares of the Company which become issuable under the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding Ordinary Shares.

(3)	Represents Ordinary Shares reserved for future issuance under the Plan.
(4)
Estimated solely for purposes of this offering pursuant to Rules 457(c) and 457(h) under the Securities Act, and based on the average of the high and low prices of the Ordinary Shares reported on the NASDAQ Global Select Market on November 16, 2018. Such estimate is being utilized solely for the purpose of calculating the registration fee.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
OF FORM S-8

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which six registration statements filed on Form S-8 (Commission File No. 333-137102, Commission File No. 333-153419, Commission File No. 333-206420, Commission File No. 333-207946, Commission File No. 333-210151, and Commission File No. 333-222294) of the Company are effective (the “Company’s Registration Statements”).

The information contained in the Company’s Registration Statements is hereby incorporated by reference into this Registration Statement pursuant to General Instruction E, except for Items 3, 6, 8, and 9 of the Company's Registration Statements, which are updated by this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information.*

----------
 * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Introductory Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE
 REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein and made a part hereof:

(a)    The Company’s Annual Report on Form 20-F (File No. 001-14968) as filed with the Commission on March 29, 2018 (the “Annual Report on Form 20-F”), which includes audited financial statements for the Company’s latest fiscal year;

(b)   The Company's report on Form 6-K furnished to the Commission on January 3, 2018, January 9, 2018,  January 11, 2018, , March 5, 2018, March 14, 2018, March 29, 2018, April 3, 2018, April 16, 2018, April 17, 2018, May 7, 2018, May 15, 2018, May 24, 2018, May 31, 2018 (two reports), June 13, 2018,  July 5, 2018, July 12, 2018, July 26, 2018, , August 6, 2018, August 13, 2018, August 15, 2018, September 13, 2018, October 4, 2018, October 10, 2018, October 29, 2018 (two reports), November 1, 2018 and November 21, 2018;

(c)    The description of the Company’s Ordinary Shares set forth in the Company’s Registration Statement on Form 8-A (File No. 1-14968), as filed with the Commission on October 20, 1999, including any amendment or report for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended ("Exchange Act"), after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

As permitted by the Israeli Companies Law, our Articles of Association provide that Partner may indemnify an Office Holder of Partner to the fullest extent permitted by law.

Without derogating from the foregoing, and subject to limitations set forth in the Israeli Securities Law, our Articles of Association specifically provide that Partner may indemnify an Office Holder of Partner for liability or expense he incurs or that is imposed upon him as a result of an action or inaction by him (or together with other Office Holders of Partner) in his capacity as an Office Holder of Partner including (subject to specified conditions) also in advance, as follows:

1.          Financial liability incurred by, or imposed upon the Office Holder in favor of another person in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator, approved by an authorized court;

2.          Reasonable legal expenses, including attorney fees, incurred by the Office Holder or which he was ordered to pay by an authorized court in the context of a proceeding filed against him by Partner or on Partner's behalf or by a third party, in a criminal proceeding in which he was acquitted or in a criminal proceeding in which he was convicted of an offense which does not require criminal intent;

3.          Reasonable legal expenses, including attorney fees, incurred by the Office Holder due to an investigation or proceeding conducted against him by an authority authorized to conduct such investigation or proceeding and which ended without filing of an indictment against him and without the imposition of a financial liability as a substitute for a criminal proceeding or that was ended without filing of an indictment against him but for which he was subject to a financial liability as a substitute for a criminal proceeding relating to an offense which does not require criminal intent, within the meaning of the relevant terms under the law or in connection with a financial sanction("itzum caspi");

4.          Payment to an injured party as a result of a violation set forth in Section 52.54(a)(1)(a) of the Israeli Securities Law, including by indemnification in advance or expenses incurred in connection with a proceeding ("halich") under Chapters H3, H4 or I1 of the Israeli Securities Law, or under Chapter 4 of Part 9 of the Israeli Companies Law, in connection with any affairs, including reasonable legal expenses, which term includes attorney fees, including by indemnification in advance; and

5.          Expenses, including reasonable legal fees, including attorney fees, incurred by an Office Holder with respect to a proceeding in accordance with the Restrictive Trade Practices Law- 1988 ("Restrictive Trade Practices Law").

Our Articles of Association also permit us to indemnify any Office Holders of Partner for any other liability or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an Office Holder of Partner.

The Israeli Companies Law and our Articles of Association also permit us to undertake in advance to indemnify an Office Holder with respect for items (2), (3) and (4) above, or any other matter permitted by law. The Israeli Companies Law and our Articles of Association also permit us to undertake in advance to indemnify an Office Holder with respect to item (1) above, provided however, that the undertaking to indemnify is restricted to events which in the opinion of the Board of Directors are anticipated in light of Partner's activities at the time of granting the undertaking to indemnify, and is limited to a sum or measurement determined by the Board of Directors to be reasonable under the circumstances. The undertaking to indemnify shall specify the events that, in the opinion of the Board of Directors are expected in light of the Company's actual activity at the time of grant of the undertaking and the sum or measurement which the Board of Directors determined to be reasonable under the circumstances.

The Israeli Companies Law combined with our Articles of Association also permits us to indemnify an Office Holder retroactively for all kinds of events, subject to any applicable law.

In no event may we indemnify an Office Holder for any of the following:

1.          a breach of the duty of loyalty toward us, unless the Office Holder acted in good faith and had reasonable grounds to assume that the action would not harm Partner's interest;

2.          a breach of the duty of care done intentionally or recklessly ("pzizut") other than if made only by negligence;

3.          an act intended to unlawfully yield a personal profit;

4.          a fine, a civil fine ("knas ezrahi"), a financial sanction ("itzum kaspi") or a penalty ("kofer") imposed on him; and

5.          a proceeding ("halich").

We have undertaken to indemnify our Office Holders, subject to certain conditions as aforesaid. We consider from time to time the indemnification of our Office Holders, which indemnification will be subject to approval of our compensation committee, Board of Directors and in certain cases, such as indemnification of directors and the CEO, also of our shareholders.

Under the indemnification letters granted to Office Holders prior to the extraordinary general meeting of shareholders held on October 17, 2013 ("October 2013 EGM"), the aggregate indemnification amount payable by us to Office Holders and other indemnified persons pursuant to all letters of indemnification issued to them by us will not exceed the higher of (i) 25% of shareholders equity and (ii) 25% of market capitalization, each measured at the time of indemnification (the "Combined Maximum Indemnity Amount", and "the Original Indemnification Letter").

Under the indemnification letters granted to Office Holders after the October 2013 EGM, the aggregate indemnification amount payable by us to Office Holders (including, among others, Office Holders nominated on behalf of Partner in subsidiaries) pursuant to all letters of indemnification issued or that may be issued to them by Partner on or after the October 2013 EGM, for any occurrence of an event set out in such a letter (including an attachment thereto) will not exceed 25% of shareholders equity (according to the latest reviewed or audited financial statements approved by Partner's Board of Directors prior to approval of the indemnification payment) ("the Revised Indemnification Letter"). However, under the circumstances where indemnification for the same event is to be made in parallel under the Revised Indemnification Letter and to one or more indemnified persons under the Original Indemnification Letter, the maximum indemnity amount for the indemnified persons that received the Revised Indemnification Letter shall be adjusted so it does not exceed the Combined Maximum Indemnity Amount to which any other indemnified person is entitled under the Original Indemnification Letter.

The Companies Law and our Articles of Association authorize the Company, subject to obtaining the required approvals (of our compensation committee, Board of Directors and in certain cases, such as release of directors and the CEO, also of our shareholders), to release our Office Holders, in advance, from such persons' liability, entirely or partially, for damage in consequence of the breach of the duty of care toward us as set forth in accordance with any law, including the liabilities and expenses for which the Company may indemnify Office Holders as set forth above, see Item 6C.11a Indemnification. Furthermore, the Company may release Office Holders that are controlling shareholders or their relatives, subject to the receipt of the approvals in accordance with any law. Said release will not apply to a resolution or transaction in which the controlling shareholder or any Office Holder in the Company (including other Office Holders than the Office Holder being granted the release) has a personal interest.

Notwithstanding the foregoing, we may not release such person from such person's liability, resulting from any of the following events: (i) the breach of duty of loyalty towards us; (ii) the breach of duty of care made intentionally or recklessly ("pzizut"), other than if made only by negligence; (iii) an act intended to unlawfully yield a personal profit; (iv) a fine ("knass"), a civil fine ("knass ezrahi"), a financial sanction ("itzum caspi") or a penalty ("kofer") imposed upon such person; and (v) the breach of duty of care in a distribution ("haluka").

In addition to the Original Indemnification Letter and the Revised Indemnification Letter, the Company granted new indemnification and release letters to our Office Holders at the annual general meeting of shareholders held on September 28, 2016.

The Israeli Companies Law and the Company's Articles of Association authorize the Company (subject to certain exceptions) to enter into an insurance contract, and to arrange and pay all premiums in respect of an insurance contract, for the insurance of the liability of our Office Holders for liabilities the Office Holder incurs as a result of a direct or indirect action or inaction undertaken by such person (or together with other Office Holders of the Company) in his capacity as an Office Holder of the Company for any of the following:

(1)          The breach of the duty of care towards the Company or towards any other person;

(2)          The breach of the duty of loyalty towards the Company provided that the Office Holder has acted in good faith and had reasonable grounds to assume that the action would not harm the Company;

(3)          A financial liability imposed on him in favor of another person;

(4)          A payment which the office holder is obligated to pay to an injured party as set forth in section 52.54(a)(1)(a) of the Securities Law and expenses that the Office Holder incurred in connection with a proceeding under Chapters H3, H4 or I1 of the Securities Law, or under Chapter 4 of Part 9 of the Israeli Companies Law, in connection with any affairs, including reasonable legal expenses, which term includes attorney fees.

(5)          Expenses, including reasonable legal expenses fees, including attorney fees, incurred by the Office Holder with respect to a proceeding in accordance with the Restrictive Trade Practices Law.

(6)          Any other matter in respect of which it is permitted or will be permitted under any law to insure the liability of an Office Holder in the Company.

Item 8. Exhibits.

The Exhibit Index following the signature page is hereby incorporated by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Partner Communications Company Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha’ayin, in the State of Israel, on November 20, 2018.

PARTNER COMMUNICATIONS COMPANY LTD. By: /s/ Isaac Benbenisti Name: Isaac Benbenisti Title: Chief Executive Officer By: /s/ Tamir Amar Name: Tamir Amar Title: Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Isaac Benbenisti, Tamir Amar and Hadar Vismunski-Weinberg his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file a Registration Statement on Form S-8 (or such other Form as may be appropriate) in connection with the registration of Ordinary Shares of the Registrant and any and all amendments (including post-effective amendments) to any such Registration Statement on Form S-8 with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises. This power of attorney may be executed in counterparts.

         Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Isaac Benbenisti
Isaac Benbenisti	Chief Executive Officer	November 20, 2018

/s/ Tamir Amar
Tamir Amar	Chief Financial Officer	November 20, 2018

/s/ Adam Chesnoff Adam Chesnoff	Chairman of the Board of Directors	November 20, 2018

/s/ Elon Shalev
Elon Shalev	Vice-Chairman of the Board of Directors	November 20, 2018

/s/ Barry Ben Zeev
Barry Ben Zeev	Director	November 20, 2018

/s/ Sumeet Jaisinghani
Sumeet Jaisinghani	Director	November 20, 2018

/s/ Barak Pridor
Barak Pridor	Director	November 20, 2018

/s/ Osnat Ronen
Osnat Ronen	Director	November 20, 2018

/s/ Yoav Rubinstein
Yoav Rubinstein	Director	November 20, 2018

/s/ Arieh Saban
Arieh Saban	Director	November 20, 2018

/s/ Arik Steinberg
Arik Steinberg	Director	November 20, 2018

/s/ Ori Yaron
Ori Yaron	Director	November 20, 2018

/s/ Yehuda Saban
Yehuda Saban	Director	November 20,2018

/s/ Tomer Bar Zeev
Tomer Bar Zeev	Director	November 20, 2018

/s/ Jonathan Kolodny
Jonathan Kolodny	Director	November 20, 2018

AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Newark, Delaware, on this 20th the day of November, 2018.

PUGLISI & ASSOCIATES (Authorized U.S. Representative) By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director

INDEX TO EXHIBITS

Exhibit
Number	Document

4.1	Articles of Association last updated and approved on September 28, 2016 (incorporated by reference to Annex D from the Company's Report on Form 6-K filed on August 18, 2016).

4.2	Company's Certificate of Incorporation (previously filed as an exhibit to the Company's Registration Statement on Form F-1 (No. 333-10992) and incorporated herein by reference).

4.3	Company's Memorandum of Association (previously filed as an exhibit to the Company's Registration Statement on Form F-1 (No. 333-10992) and incorporated herein by reference).

4.4
Form of Amended and Restated Deposit Agreement among the Company, Citibank N.A, as depositary, and all owners and beneficial owners of American Depositary Receipts (previously filed as an exhibit to the Company's Registration Statement on Form F-6 (No. 333-177621) and incorporated herein by reference).

4.5*	Amended and Restated 2004 Equity Incentive Plan.

5.1*	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.

23.1*	Consent of Gross Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.
(included in Exhibit 5.1)

23.2*	Consent of Kesselman & Kesselman, Israel

24.1*	Power of Attorney (included in the Signature Page)

---------------------------------
*    Filed herewith.